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                                                                     EXHIBIT 8


                             TERMINATION AGREEMENT


     TERMINATION AGREEMENT, made and entered into as of the 23rd day of March, 1998, by and among American Bankers Insurance Group, Inc., a Florida corporation (the "Company"), American International Group, Inc., a Delaware corporation ("Parent") and AIGF, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, the Company, Parent and Merger Subsidiary are parties to that certain Amended and Restated Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998, as amended by Amendment No. 1 dated as of January 28, 1998, and as amended and restated as of February 28, 1998 (the "Merger Agreement");

     WHEREAS, the Company and Parent are parties to that certain Stock Option Agreement, dated as of December 21, 1997, as amended and restated as of February 28, 1998 (the "Stock Option Agreement");

     WHEREAS, Parent and certain stockholders of the Company are parties to that certain Voting Agreement, dated as of December 21, 1998 (the "Voting Agreement");

     WHEREAS, the Company and Parent have entered into that certain Settlement Agreement, dated as of March 18, 1998, by and among the Company, Parent and Cendant Corporation, a Delaware corporation (the "Settlement Agreement");

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Termination of Merger Agreement, Stock Option Agreement and Voting Agreement.

     (a) The parties hereto each expressly agree that the Merger Agreement, the Stock Option Agreement and the Voting Agreement are hereby terminated in accordance with the terms of the Settlement Agreement.

     (b) Notwithstanding Section 9.1 of the Merger Agreement, as a result of the termination of the Merger Agreement, the Stock Option Agreement and the Voting Agreement pursuant hereto, the Merger Agreement, the Stock Option Agreement and the Voting Agreement shall each become void, and no obligations or provisions thereunder shall survive such termination.

     2. Further Assurances. The parties hereto each hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Termination Agreement.

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     3.   Third Party Beneficiaries. The parties hereto each hereby agree that
R. Kirk Landon and Gerald N. Gaston, as shareholders of the Company and as parties to the Voting Agreement, shall be third party beneficiaries (the "Third Party Beneficiaries") of this Agreement with respect to the termination of the Voting Agreement.

     4. Governing Law. This Termination Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts of laws principles.

     5. Counterparts. This Termination Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     6. Binding Effect. This Termination Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto (including, with respect to the termination of the Voting Agreement, the Third Party Beneficiaries) and their respective successors and assigns.


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     IN WITNESS WHEREOF, the Company, Parent and Merger subsidiary have caused this Termination Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.


                                      AMERICAN BANKERS INSURANCE
                                      GROUP, INC.

                                      By: /s/ Gerald N. Gaston
                                          ----------------------------------
                                          Name:  GERALD N. GASTON
                                          Title: President and Chief
                                                 Executive Officer


                                      AMERICAN INTERNATIONAL
                                      GROUP, INC.

                                      By: /s/ Florence A. Davis
                                          ----------------------------------
                                          Name:  Florence A. Davis
                                          Title: Vice President and
                                                 General Counsel


                                      AIGF, INC.

                                      By: /s/ Florence A. Davis
                                          ----------------------------------
                                          Name:  Florence A. Davis
                                          Title: Attorney-In-Fact




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